Exhibit 23(a)



                        CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors
MainStreet BankGroup Incorporated:

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to changes in accounting for impaired loans and certain investments in debt and equity securities.


KPMG Peat Marwick LLP



Roanoke, Virginia
June 7, 1996